Exhibit (h)(14)

John Hancock Investment Management Services, LLC 601 Congress Street Boston, MA 02210-2805

March 23, 2012
To the Trustees of John Hancock Variable Insurance Trust and John Hancock Funds II
601 Congress Street
Boston, MA 02210
Re:      Agreement to Waive Advisory Fees and Reimburse Expenses
     With reference to the Advisory Agreement by and between John Hancock Investment Management Services, LLC (the “Adviser”) and John Hancock Variable Insurance Trust, formerly known as John Hancock Trust (“JHVIT”), dated September 26, 2008, as amended, and the Advisory Agreement by and between the Adviser and John Hancock Funds II (“JHF II”), dated September 26, 2008, as amended, we hereby notify you as follows:
     1. The Adviser agrees to waive its management fee for certain portfolios of JHVIT and JHF II or otherwise reimburse the expenses of those portfolios as set forth below (the “Reimbursement”).
     2. The Reimbursement shall apply to all portfolios of JHVIT and JHF II on the date of this Agreement, except those noted below, and to all future portfolios of JHVIT and JHF II to which the Adviser agrees this Agreement should apply (the “Participating Portfolios”).
The Reimbursement shall not apply to the following portfolios of JHVIT:
Each Lifestyle Trust
Each Lifecycle Trust
Each Lifestyle PS Series
Core Strategy Trust
Franklin Templeton Founding Allocation Trust
American Fundamental Holdings Trust
American Global Diversification Trust
Core Diversified Growth & Income Trust
Core Fundamental Holdings Trust
Core Global Diversification Trust
Core Allocation Trust
Core Balanced Trust
Core Balanced Strategy Trust
Core Disciplined Diversification Trust

Exhibit (h)(14)

John Hancock Investment Management Services, LLC 601 Congress Street Boston, MA 02210-2805
The reimbursement shall not apply to the following portfolios of JHF II:
Each Lifecycle Portfolio
Each Lifestyle Portfolio
Each Retirement Portfolio
Retirement Distribution Portfolio
Retirement Rising Distribution Portfolio
Alternative Asset Allocation Fund
Core Fundamental Holdings Portfolio
Core Global Diversification Portfolio
Core Diversified Growth & Income Portfolio
Diversified Strategies Fund
     3. The Reimbursement shall equal, on an annualized basis:
0.01% of that portion of the aggregate net assets of all the Participating Portfolios that exceeds $75 billion but is less than $100 billion; and
0.015% of that portion of the aggregate net assets of all the Participating Portfolio that equals or exceeds $100 billion.
The amount of the Reimbursement shall be calculated daily and allocated among all the Participating Portfolios in proportion to the daily net assets of each such portfolio.
     4. The Reimbursement with respect to JHVIT may be terminated or modified at any time by the Adviser upon notice to JHVIT and approval of the Board of Trustees of JHVIT. The Reimbursement with respect to JHF II may be terminated or modified at any time by the Adviser upon notice to JHF II and approval of the Board of Trustees of JHF II.

Exhibit (h)(14)

John Hancock Investment Management Services, LLC 601 Congress Street Boston, MA 02210-2805
     5. This Agreement is effective as of March 23, 2012 and supersedes the prior Letter Agreements from the Adviser to the Trustees of JHVIT and JHF II relating to the same subject matter.
Very truly yours,

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC
By:
Name:	Jeffrey H. Long
Title:	Chief Financial Officer

ACCEPTED BY:
JOHN HANCOCK VARIABLE INSURANCE TRUST,
On behalf of the series of John Hancock Variable Insurance Trust identified as Participating Portfolios
JOHN HANCOCK FUNDS II,
On behalf of the series of John Hancock Funds II identified as Participating Portfolios

By:
Name:	Andrew Arnott
Title:	Executive Vice President